Exhibit 99.1

Lincoln Educational Services Reports Solid Growth in the First Quarter; Increases Revenue and Earnings Guidance for 2023
Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., May 8, 2023 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced operating and financial results for the first quarter as well as recent business developments.

First Quarter 2023 Financial Highlights and Recent Operating Developments*
•	Revenues of $86.4 million grew 6.9%
•	New student starts increased 6.4%
•	Adjusted EBITDA of $2.2 million
•	Increasing outlook for revenues and earnings for the full year

*Note: The highlighted financial results exclude the Transitional segment and results and guidance in this release, including the highlights above, include references to non-GAAP operating measures. A reconciliation of GAAP / non-GAAP measures is included in this release.

“Our efforts to build more scalable and higher return operations that benefit our students, our faculty, our corporate partners and our shareholders generated solid results during the first quarter,” said Scott Shaw, President & CEO.  “New student starts increased by 6.4% and revenues grew by nearly 7% and Adjusted EBITDA by more than 15% in our Campus Operations segment.   At the same time, we continued to execute our key growth initiatives including implementing our hybrid teaching model, centralizing our financial aid application process, and preparing to launch ten new program replications across our existing campuses over the next 21 months and to open our new Atlanta, Georgia area campus later this year.  With our momentum continuing into the second quarter, we are increasing our revenue and earnings outlook for the full year.”

2023 FIRST QUARTER FINANCIAL RESULTS
(Quarter ended March 31, 2023 compared to March 31, 2022)

•
Revenue increased $5.6 million, or 6.9% to $86.4 million from $80.8 million in the prior year comparable period excluding the Transitional segment.  The revenue increase is attributable to the Company’s new hybrid teaching model, which increases program efficiency and delivers accelerated revenue recognition in certain evening programs combined with a 9.0% increase in average revenue per student driven by tuition increases.  While average student population benefitted from the 6.4% increase in new student starts excluding the Transitional segment, it remained below last year during the quarter due to the lower beginning population.

•
Educational services and facilities expense increased $1.9 million, or 5.2% to $38.1 million from $36.2 million in the prior year comparable period. Increased costs were primarily concentrated in instructional and facilities expense.  Instructional increases were driven primarily by salaries from higher staffing levels and merit increases.  Facility expenses increased primarily due to additional rent expense from the new Atlanta, Georgia campus lease, which was executed at the end of the second quarter of 2022.  Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•
Selling, general and administrative expense increased $3.6 million, or 7.8% to $50.3 million from $46.7 million in the prior year comparable period.  Increased expense was driven by several factors including additional administrative costs due to increased salaries and benefits expense, increased investments in marketing initiatives and an increase in student services driven by costs associated with the centralization of the financial aid department.

•
Net interest income was $0.4 million compared to net interest expense of less than $0.1 million in the prior year comparable period.  The increase to net interest income reflects the investment of cash reserves into higher yielding short-term investments.

•
Benefit for income taxes was $0.6 million for the three months ended March 31, 2023, and 2022, respectively.  The benefit for income taxes in both periods resulted from a pre-tax book loss and a discrete item relating to restricted stock vesting.  The effective tax rate for the three months ended March 31, 2023 and 2022 was 28.3% and 28.2%, respectively prior to consideration of discrete items.

RECENT BUSINESS DEVELOPMENTS

Share Repurchase Program. During the first quarter, the Company repurchased approximately 104,000 shares of its common stock for approximately $0.5 million.  Since the adoption of the share repurchase program in May 2022, the Company has repurchased a total of 1.7 million shares of its common stock for a total investment of $10.0 million.

New Accounting Pronouncement.  On January 1, 2023, the Company adopted Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, commonly known as “CECL.”  Upon adoption during the first quarter, the Company recorded a decrease in retained earnings of $7.9 million, net of taxes.  For the three months ended March 31, 2023, the adoption of ASU No. 2016-13 did not have a significant impact on the Company’s quarterly condensed consolidated statement of operations. The Company did not deem any other adjustments necessary in applying this new guidance.

FIRST QUARTER SEGMENT RESULTS
Based on trends in student demand and program expansions, there have been more cross-offerings of programs among the various campuses. Given this change, the Company has revised the way it manages the business, evaluates performance, and allocates resources, resulting in an updated segment structure.  As of March 31, 2023, the Company’s business is now organized into two reportable business segments: Campus Operations and Transitional along with Corporate and Other which includes unallocated expenses incurred on behalf of the entire Company.  The Campus Operations segment includes all campuses that are continuing in operation and contribute to the Company’s core operations and performance. The Transitional segment refers to campuses that are currently being closed and being taught-out.  As of March 31, 2023, the only campus classified in the Transitional segment is the Somerville, Massachusetts campus, which has been marked for closure and is expected to be fully taught-out prior to December 31, 2023.

Campus Operations Segment
Revenue increased $5.6 million, or 6.9% to $86.4 million for the three months ended March 31, 2023 from $80.8 million in the prior year comparable period.  The revenue increase is attributable to the Company’s new hybrid teaching model combined with a 9.0% increase in average revenue per student driven by tuition increases and a 6.4% increase in student starts.  Adjusted EBITDA was $11.6 million compared to $10.0 million in the prior year.  The current quarter includes $0.3 million in start-up costs for the new Atlanta, Georgia campus.

Transitional Segment
Revenue decreased $0.8 million, or 47.4% to $0.9 million for the three months ended March 31, 2023, from $1.7 million in the prior year comparable period.  Total operating expenses decreased $0.7 million, or 38.6%, to $1.1 million for the three months ended March 31, 2023, from $1.8 million in the prior year comparable period.  The Somerville, Massachusetts campus is no longer enrolling new students and will be fully taught-out and closed by year-end.

Corporate and Other
Corporate and other expenses were $11.0 million and $8.9 million for the three months ended March 31, 2023 and 2022, respectively.  Increased costs were driven by several factors including additional salaries and benefits, increased legal expenses in the quarter and an increase in workers compensation relating to prior year claims.

FULL YEAR 2023 OUTLOOK
Based on the financial results achieved during the first quarter and the current outlook for the remainder of the year, the Company is increasing its financial guidance for Revenue, Adjusted EBITDA and Adjusted Net Income as follows:

•	Revenue in the range of $355 million to $365 million
•	Adjusted EBITDA* in the range of $21 million to $25 million
•	Adjusted Net income* in the range of $9 million to $12 million

The outlook for student start growth of 5% to 10% and capital expenditures in the range of $35 million to $40 million remains unchanged.

*The guidance in this release includes references to non-GAAP operating measures. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

The 2023 guidance excludes the impact of the new Atlanta, Georgia campus, apart from capital expenditures.  In addition, guidance further excludes costs associated with the Company’s Transitional segment, one-time expenses not considered part of the Company’s normal business operations, and the anticipated gain from the pending sale of the Nashville, Tennessee property.  This guidance may be revised as the year progresses due to changes in student demand and other factors.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q1 2023 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adult’s career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics, our inability to close on the sale of our Nashville, Tennessee campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended March 31, (Unaudited)

	2023	2022

REVENUE	$87,284	$82,554
COSTS AND EXPENSES:
Educational services and facilities	38,093	36,196
Selling, general and administrative	50,307	46,684
Total costs & expenses	88,400	82,880
OPERATING LOSS	(1,116)	(326)
OTHER:
Interest income	467	-
Interest expense	(25)	(43)
LOSS BEFORE INCOME TAXES	(674)	(369)
BENEFIT FOR INCOME TAXES	(565)	(641)
NET (LOSS) INCOME	$(109)	$272
PREFERRED STOCK DIVIDENDS	-	304
LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(109)	$(32)
Basic and Diluted
Net loss per share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding:
Basic and Diluted	30,039	25,721

Other data:

Adjusted EBITDA (1)	$2,196	$2,757
Depreciation and amortization	$1,253	$1,528
Number of campuses	22	22
Average enrollment	12,387	12,884
Stock-based compensation	$812	$1,239
Net cash used in operating activities	$(214)	$(14,367)
Net cash used in investing activities	$(3,249)	$(1,045)
Net cash used in financing activities	$(2,335)	$(2,296)

Selected Consolidated Balance Sheet Data:	March 31, 2023 (Unaudited)

Cash and cash equivalents	$40,280
Restricted cash	4,209
Short-term investments	14,758
Current assets	107,587
Working capital	53,013
Total assets	281,093
Current liabilities	54,574
Total stockholders' equity	135,254

LIQUIDITY
The Company ended the quarter with $59.2 million in cash and cash equivalents, restricted cash and short-term investments.  As disclosed previously, the Company anticipates its cash position increasing through the contemplated consummation of the sale of the Nashville, Tennessee campus, which is currently expected to close in the second quarter of 2023 and through the addition of a new credit facility.  Additional liquidity will be reinvested in the Company for growth initiatives and creation of efficiencies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net (loss) income to EBITDA, Adjusted EBITDA, Adjusted net income and total liquidity:

	Three Months Ended March 31, (Unaudited) Consolidated Operations

	2023	2022

Net (loss) income	$(109)	$272
Interest (income) expense, net	(442)	43
Provision for income taxes	(565)	(641)
Depreciation and amortization	1,253	1,528
EBITDA	137	1,202
Stock compensation expense	812	1,239
New campus start-up costs	260	-
Transitional segment	193	56
Severance and other one time costs	794	260
Adjusted EBITDA	$2,196	$2,757

	Three Months Ended March 31, (Unaudited)

	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$10,109	$8,614	$(197)	$(63)	$(10,021)	$(8,279)
Interest (income) expense, net	-	-	-	-	(442)	43
Provision for income taxes	-	-	-	-	(565)	(641)
Depreciation and amortization	1,099	1,391	4	7	150	130
EBITDA	11,208	10,005	(193)	(56)	(10,878)	(8,747)
Stock compensation expense	-	-	-	-	812	1,239
New campus start-up costs	260	-	-	-	-	-
Transitional segment	-	-	193	56	-	-
Severance and Other one time costs	84	-	-	-	710	260
Adjusted EBITDA	$11,552	$10,005	$-	$-	$(9,356)	$(7,248)

	Three Months Ended March 31, (Unaudited)

	2023	2022
Net (loss) income	$(109)	$272

One-time non-recurring adjustments:
New campus start-up costs	260	-
Transitional segment	193	56
Severance and other one time costs	973	260
Total one-time non-recurring adjustments	1,426	316
Income tax effect	(406)	(89)
Adjusted net income, non-GAAP	$911	$499

GAAP effective income tax rate	28.5%	28.2%

As of March 31, 2023

Cash and cash equivalents	$40,280
Restricted cash	4,209
Short-term investments	14,758
Total Liquidity	$59,247

	Three Months Ended March 31,
	2023	2022	% Change
Revenue:
Campus Operations	$86,352	$80,782	6.9%
Transitional	932	1,772	-47.4%
Total	$87,284	$82,554	5.7%

Operating Income (loss):
Campus Operations	$10,109	$8,614	17.4%
Transitional	(197)	(62)	217.7%
Corporate	(11,028)	(8,878)	-24.2%
Total	$(1,116)	$(326)	242.3%

Starts:
Campus Operations	3,440	3,234	6.4%
Transitional	-	119	-100.0%
Total	3,440	3,353	2.6%

Average Population:
Campus Operations	12,225	12,562	-2.7%
Transitional	162	322	-49.7%
Total	12,387	12,884	-3.9%

End of Period Population:
Campus Operations	12,413	12,639	-1.8%
Transitional	131	335	-60.9%
Total	12,544	12,974	-3.3%

Information included in the table below provides student starts and population under the Campus Operations segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.  This information is not comparable to the Company’s prior period segment reporting, which was performed on a campus basis rather than a program basis.

Population by Program (Campus Operations Segment):

	Three Months Ended March 31,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	2,263	2,131	6.2%
Healthcare and Other Professions	1,177	1,103	6.7%
Total	3,440	3,234	6.4%

Average Population:
Transportation and Skilled Trades	8,281	8,588	-3.6%
Healthcare and Other Professions	3,944	3,974	-0.8%
Total	12,225	12,562	-2.7%

End of Period Population:
Transportation and Skilled Trades	8,488	8,598	-1.3%
Healthcare and Other Professions	3,925	4,041	-2.9%
Total	12,413	12,639	-1.8%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322